Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement (No.333-159378) on Form F-3 of our reports dated April 27, 2012, relating to the financial statements and financial statement schedule of Suntech Power Holdings Co., Ltd. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

May 2, 2012